ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2016

Addison, Texas, November 14, 2016; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the third quarter ended September 30, 2016 and provided a review of its operating activities.

Commenting on ULURU Inc. (the “Company”) activities, Helmut Kerschbaumer, Interim President and CEO, stated, “Building on the licensing agreements we announced last quarter; namely Saraya Ltd in Japan and Juthis Corporation in South Korea, the development and expansion of our international distribution network continues to be a primary focus of the Company.”

As part of our promotional campaign in Asia for Altrazeal®, our product was showcased at the North Borneo Wound Conference 2016 held in Kinabalu, Malaysia on August 19 – 21, 2016.  At the Wound Conference, many attendees visited our booth and were clearly impressed by demonstrations of Altrazeal® and its ability to be used on a variety of wounds.

Also occurring during the past quarter has been various new publications by our international distributors regarding Altrazeal®, in particular an article published in Germany in September 2016 by Medical Special titled “Methacrylates – a new class of wound dressing for the treatment of acute and chronic wounds”.

Commenting on the Company’s operating cost structure, Mr. Kerschbaumer said, “We continue to focus on spending our money wisely and doing more with less.  The results of some of our cost saving strategies are evident in our recent financial results and we look to continue with this effort.”

Mr. Kerschbaumer also added, “With respect to actual sales, it is no doubt disappointing that we were not in a position to recognize Altrazeal® product sales during the first three quarters of 2016.  We believe that this is a result of the continued dislocation and confusion brought about by the insolvency filings by our two primary international distributors, Altrazeal AG and Altrazeal Trading GmbH.  These insolvency filings have also had, unfortunately, a negative effect on product sales in many of our new emerging territories.  However, we are continuing to work hard to stabilize our distribution network and to re-establish a pattern of consistent product orders in territories where Altrazeal® is available.”  “We are also pleased to report that in September 2016 we received confirmation of our compliance with ISO standards from an independent audit of our quality management system and of our standard operating procedures; which allows the Company to maintain its CE mark certification.”

Commenting on the Company’s capital structure, Mr. Kerschbaumer said, “Another primary focus of the Company during the past quarter has been our efforts to raise capital in order to fund our business plan. While we continue to explore various alternatives, there is no assurance that our efforts will be successful or if they are successful that they will be on terms that are attractive.  We are also very pleased to report that in August 2016 the Company has completely paid off the indebtedness to Inter-Mountain Capital Corp.”

Commenting on the status of OraDisc™, Mr. Kerschbaumer said, “Our efforts to marry our ORADISC™ mucoadhesive film delivery vehicle with appropriate active compounds that we believe will be of interest to the pharmaceutical industry continues, although we are somewhat constrained at this time by our limited cash resources.”

FINANCIAL RESULTS

For the third quarter of 2016, the Company reported a net loss of approximately $686,000, or $0.01 per share, compared with a net loss of approximately $866,000, or $0.03 per share, for the same period last year.  For the nine months ended September 30, 2016, we reported a net loss of approximately $1,869,000, or $0.03 per share, compared with a net loss of approximately $2,334,000, or $0.09 per share, for the same period last year.

Revenues
Revenues for the third quarter of 2016 were approximately $6,000, as compared to $25,000 for the same period last year.  The net decrease of approximately $19,000 in revenues from the third quarter of 2016 compared to the third quarter of 2015 is primarily attributable to the decrease of approximately $4,000 in Altrazeal® product sales as territories in Europe and the Middle East have not generated product orders consistent with prior year.  Also effecting the decrease in product sales has been the cancellation of the licensing agreement with Altrazeal AG, our prior distributor for Latin America, Africa, and parts of Asia, as there have not been any new product orders from these territories.  Another area of decrease has been in licensing fee revenues of $15,000 due to the cancellation of licensing agreements related to Altrazeal® and the recognition of all unamortized licenses fees occurring in the first and second quarters of 2016.

Revenues for the nine months ended September 30, 2016 were approximately $379,000, as compared to $578,000 for the comparative period of 2015.  The net decrease of $199,000 in revenues is primarily attributable to a decrease of approximately $515,000 in Altrazeal® product sales as territories in Europe and the Middle East have not generated product orders consistent with prior year.  Also effecting the decrease in product sales has been the cancellation of the licensing agreement with Altrazeal AG, our prior distributor for Latin America, Africa, and parts of Asia, as there have not been any new product orders from these territories. The decrease in Altrazeal® product sales was partially offset by the recognition of unamortized licensing fees of approximately $316,000 related to the cancellation of distribution agreements with three distributors; Altrazeal AG, KunWha Pharmaceutical Co., and Jiangxi Aiqilin Pharmaceuticals Group.  The recognition of unamortized licensing fees is based upon the cancellation of the distribution agreements and that there are no further performance obligations that are required by the Company under each distribution agreement.  The Company originally received a licensing payment from Altrazeal AG of $125,000 in September 2013, received a licensing payment from KunWha Pharmaceutical Co. of $50,000 in June 2008, and received licensing payments from Jiangxi Aiqilin Pharmaceuticals Group of $250,000 and $100,000 in June 2010 and September 2011, respectively.

Research and Development
Research and development expenses for the third quarter of 2016 were $119,000, including $(3,000) in share-based compensation, as compared to $172,000, including $19,000 in share-based compensation, for the same period last year.  The decrease of approximately $53,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $19,000 direct research costs primarily related to consulting costs and product registration costs, and a decrease of $65,000 in scientific compensation related wage reductions by existing staff, lower head count, and lower share-based compensation.  These expense decreases were partially offset by an increase of $29,000 in regulatory consulting costs related to our annual audit for ISO compliance and an increase of $2,000 in miscellaneous operating costs.

Research and development expenses for the nine months ended September 30, 2016 were $391,000, including $6,000 in share-based compensation, as compared to $596,000, including $56,000 in share-based compensation for the same period last year.  The decrease of approximately $205,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $118,000 in direct research costs primarily related to consulting costs and product registration costs, and a decrease of $158,000 in scientific compensation related wage reductions by existing staff, lower head count, and lower share-based compensation.  These expense decreases were partially offset by an increase of $61,000 in regulatory consulting costs and an increase of $10,000 in miscellaneous operating costs.

Selling, general and administrative
Selling, general and administrative expenses for the third quarter of 2016 were $305,000, including $17,000 in share-based compensation, compared to $502,000, including $52,000 in share-based compensation, for the same period last year.  The decrease of approximately $197,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $86,000 in directors fees that is composed of a decrease of $33,000 in share-based compensation and a decrease of $53,000 in cash compensation, a decrease of $55,000 in compensation as costs associated with our Interim President and Chief Executive Officer are categorized under international sales management whereas the costs for our prior President and Chief Executive Officer were categorized under compensation, a decrease of $44,000 related to accruals for doubtful accounts receivables, a decrease of $28,000 in shareholder costs related to the timing of the annual meeting of stockholders being held in September 2015, and a decrease of $4,000 in miscellaneous expenses.  These expense decreases were partially offset by, in approximate numbers, an increase of $17,000 in operating costs associated with international sales management and an increase of $3,000 in brand marketing and convention costs.

Selling, general and administrative expenses for the nine months ended September 30, 2016 were $1,008,000, including $54,000 in share-based compensation, compared to $1,443,000, including $160,000 in share-based compensation, for the same period last year.  The decrease of approximately $435,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $259,000 in directors fees that is composed of a decrease of $157,000 in cash compensation and a decrease of $102,000 in share-based compensation, a decrease of $156,000 in compensation, as costs associated with our Interim President and Chief Executive Officer are categorized under international sales management whereas the costs for our prior President and Chief Executive Officer were categorized under compensation, a decrease of $44,000 in legal costs due to the settlement of a licensing agreement dispute, a decrease of $26,000 in shareholder costs related to the timing of the annual meeting of stockholders being held in September 2015, a decrease of $24,000 related to accruals for doubtful accounts receivables, a decrease of $13,000 in legal fees related to our patents, a decrease of $7,000 in accounting fees, a decrease of $4,000 in property tax accruals, and a decrease of $7,000 in miscellaneous expenses. These expense decreases were partially offset by, in approximate numbers, an increase of $55,000 in operating costs associated with international sales management, an increase of $25,000 in brand marketing and convention costs, and an increase of $25,000 in commission costs relating to a product license as the prior year included a one-time credit adjustment.

Amortization of Intangible Assets
Amortization of intangible assets expense for the third quarter of 2016 was $202,000 as compared to $120,000 for the same period last year.  The expense for each period consists primarily of amortization associated with our acquired patents and acquired licensing rights.  The increase of approximately $82,000 is attributable to the acquisition of licensing rights that occurred in December 2015.

Amortization of intangible assets expense for the nine months ended September 30, 2016 were $600,000 as compared to $355,000 for the same period last year.  The increase of approximately $245,000 is attributable to the acquisition of licensing rights that occurred in December 2015.

There were no additional purchases of patents or licensing rights during the three and nine months ended September 30, 2016 and 2015, respectively.

Depreciation
Depreciation expense for the third quarter of 2016 was $33,000 as compared to $42,000 for the same period last year.  The decrease of approximately $9,000 is attributable to certain equipment being fully depreciated.

Depreciation expense for the nine months ended September 30, 2016 was $100,000 as compared to $147,000 for the same period last year.  The decrease of approximately $47,000 is attributable to certain equipment being fully depreciated.

Interest Expense
Interest expense for the third quarter of 2016 was $33,000 as compared to $52,000 for the same period last year.  Interest expense typically includes financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount and financing costs related to debt.  The decrease of approximately $19,000 in interest expense is primarily attributable to the decreased principal balance due under the April 2015 Note with Inter-Mountain and accruals for interest expense associated with regulatory fees.

Interest expense for the nine months ended September 30, 2016 was $124,000 as compared to $128,000 for the same period last year.  The decrease of approximately $4,000 in interest expense is primarily attributable to the decreased principal balance due under the April 2015 Note with Inter-Mountain.

Foreign Currency transaction Gain (Loss)
Foreign currency transaction loss for the third quarter of 2016 was approximately $300 as compared to a foreign currency transaction gain of approximately $1,000 for the same period last year.  The decrease of approximately $1,300 is related to fluctuations in the Euro exchange rate experienced during 2015 and 2016 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Foreign currency transaction gain for the nine months ended September 30, 2016 was $1,000 as compared to a foreign currency transaction loss of approximately $57,000 for the same period last year.  The improvement of approximately $58,000 is related to fluctuations in the Euro exchange rate experienced during 2015 and 2016 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Accommodation fee due on promissory note
Accommodation fee due on promissory note for the third quarter of 2016 was nil and for the nine months ended September 30, 2016 was $25,000 as compared to nil for the each of the same periods last year.  The fee is based on a January 2016 Waiver Agreement with Inter-Mountain Capital Corp. that resulted from our failure to make the installment payment due in November 2015 on a timely basis.

Commenting on the Company’s financial results, Terrance K. Wallberg, Chief Financial Officer of ULURU Inc., observed, “We continue to benefit from our on-going cost saving initiatives and reduced overhead cost structure during the third quarter of 2016 as our operating costs for research and development and operating costs for selling, general, and administrative reflect a savings of approximately $250,000 versus the same quarter last year.  For the nine months ended September 30, 2016 we are reflecting a savings of almost $640,000 for the same cost categories as compared to the same period last year.

Commenting on the Company’s capital needs, Mr. Wallberg said, “The Company will require additional funding in the near term as our net cash used in operating activities for the nine months ended September 30, 2016 was approximately $(1,359,000) and we also issued during the same time period payments of approximately $343,000 in retiring the principal balance due on the outstanding promissory note with Inter-Mountain Capital Corporation.  We are all working diligently on funding strategies for the Company and this will continue to be a focus of our attention over the coming weeks and months.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial or operational performance of ULURU Inc. (the "Company”).   When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements in this press release may include statement with respect to the anticipated progress of our technology development, clinical advantages of our products, the continued success of our cost saving programs, our ability to consolidate our distribution network or enter into relationships with distributors or sub-distributors, realizing revenue increases from the sale of Altrazeal®, our ability to stimulate demand for our products, anticipated product launches and regulatory filings, near term product revenue and collection opportunities, our ability find additional sources of capital, and anticipated extensions of product lines. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2015 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS DATA

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
License fees	$1,453	$16,157	$362,542	$46,675
Product sales, net	4,196	8,642	16,232	531,769
Total Revenues	5,649	24,799	378,774	578,444

Costs and Expenses
Cost of product sold	494	4,246	1,945	187,062
Research and development	119,011	172,169	390,501	595,663
Selling, general and administrative	304,612	502,165	1,008,313	1,443,356
Amortization of intangible assets	201,718	119,763	599,880	355,385
Depreciation	33,237	41,973	99,567	146,500
Total Costs and Expenses	659,072	840,316	2,100,206	2,727,966
Operating (Loss)	(653,423)	(815,517)	(1,721,432)	(2,149,522)

Other Income (Expense)
Interest and miscellaneous income	232	---	769	211
Interest expense	(32,509)	(51,765)	(123,712)	(127,919)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction gain (loss)	(282)	1,192	808	(56,512)
Accommodation fee due on promissory note	---	---	(25,000)	---
(Loss) Before Income Taxes	(685,982)	(866,090)	(1,868,567)	(2,333,742)

Income taxes	---	---	---	---
Net (Loss)	$(685,982)	$(866,090)	$(1,868,567)	$(2,333,742)

Basic and diluted net (loss) per common share	$(0.01)	$(0.03)	$(0.03)	$(0.09)

Weighted average number of common shares outstanding	62,974,431	24,968,383	54,566,729	24,733,299

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)

Cash and cash equivalents	$185,718	$180,000
Current assets	908,002	926,805
Property and equipment, net	160,014	257,417
Other assets	5,644,965	6,244,845
Total assets	6,712,981	7,429,067

Current liabilities	2,158,030	2,540,403
Long term liabilities – deferred revenue	359,915	685,287
Total liabilities	2,517,945	3,225,690
Total stockholders’ equity	4,195,036	4,203,377